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EXHIBIT 99.1

	FOR:	MERCER INTERNATIONAL INC.
	APPROVED BY:	Jimmy S.H. Lee Chairman & Chief Executive Officer (41) 43 344-7070
David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
For Immediate Release
Financial Dynamics Investors: Eric Boyriven/Kellie Nugent Media: Scot Hoffman (212) 850-5600

MERCER INTERNATIONAL INC. REPORTS 2004 SECOND QUARTER RESULTS

        NEW YORK, NY, August 9, 2004 — Mercer International Inc. (Nasdaq: MERCS, TSX: MRI.U) today reported results for the second quarter ended June 30, 2004.

Results of Operations — Three Months Ended June 30, 2004

        Total revenues for the three months ended June 30, 2004 increased to €51.8 million from €47.9 million in the comparative period of 2003, primarily because of higher pulp sales. Pulp and paper revenues were €48.5 million in the second quarter of 2004, versus €45.0 million in the comparative period of 2003.

        Costs of pulp and paper sales in the three months ended June 30, 2004 increased to €44.0 million from €41.5 million in the comparative period of 2003, primarily a result of increased pulp sales volumes.

        For the three months ended June 30, 2004, pulp sales increased to €35.3 million from €31.0 million in the same period a year ago. List prices for Northern Bleached Softwood Kraft Pulp ("NBSK") in Europe were approximately €535 ($645) per tonne in the second quarter of 2004, approximately €464 ($580) per tonne in the first quarter of 2004 and approximately €484 ($550) per tonne in the second quarter of last year. The increase in NBSK pulp prices was partially offset by the weakness of the U.S. dollar versus the Euro in the current period. Increased production volumes due to enhanced operational efficiency lead to higher pulp revenues. In the current quarter, pulp sales by volume were 74,841 tonnes, compared to 69,700 tonnes in the comparative period of 2003.

        Pulp sales realizations were €471 per tonne on average in the current quarter, compared to €416 per tonne in the first quarter of 2004 and €445 per tonne in the three months ended June 30, 2003.

        Transportation and other revenues for the pulp operations were €4.4 million in the three months ended June 30, 2004, compared to €2.4 million in the comparative quarter of last year.

        Cost of sales and general, administrative and other expenses for the pulp operations increased to €36.9 million in the three months ended June 30, 2004 from €31.8 million in the comparative period of 2003, primarily as a result of the inclusion of certain non-capitalized expenses of approximately €2.3 million related to the Stendal mill. On average, per tonne fiber costs for pulp production decreased by approximately 2.8% compared to the second quarter of last year. Depreciation for the pulp operations was €5.6 million in the current quarter, versus €5.5 million in the year ago period.

        For the three months ended June 30, 2004, our pulp operations generated operating income of €3.6 million, versus operating income of €2.3 million in the year ago period.

        Paper sales in the three months ended June 30, 2004 were €13.2 million, compared with €14.0 million in the same period of last year. Sales of specialty papers in the three months ended June 30, 2004 were €8.6 million versus €10.5 million in the three months ended June 30, 2003, primarily as a result of a shift in the product mix. For the current quarter, total paper sales volumes were 15,383 tonnes, versus 15,302 tonnes in the comparative period of last year. On average, prices for specialty papers realized in the current quarter decreased slightly, reflecting a shift in the product mix. Average prices for our printing papers decreased by approximately 6.0% reflecting generally weak demand.

        Cost of sales and general, administrative and other expenses for the paper operations in the three months ended June 30, 2004 increased to €15.1 million from €14.9 million in the comparative quarter of 2003, primarily as a result of higher paper sales volumes. Depreciation for the paper operations was €0.6 million in the three months ended June 30, 2004, compared to €0.5 million in the same period last year.

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        For the three months ended June 30, 2004, our paper operations generated an operating loss of €2.1 million, compared to €1.1 million in the same period of last year.

        For the three months ended June 30, 2004, consolidated general and administrative expenses increased to €7.3 million from €3.9 million in the year ago period, primarily as a result of the inclusion of certain non-capitalized expenses related to the Stendal mill.

        In the three months ended June 30, 2004, we reported a loss from operations of €0.6 million, compared to income from operations of €1.4 million in the same period last year. Interest expense (excluding capitalized interest of €10.4 million relating to the Stendal pulp mill) in the three months ended June 30, 2004 increased to €2.4 million from €2.2 million a year ago, due to higher borrowings resulting primarily from our convertible note issue in October 2003.

        Our 63% owned subsidiary, Zellstoff Stendal GmbH ("Stendal"), had previously entered into variable-to-fixed rate interest swaps to manage the interest risk exposure with respect to approximately €612.6 million under its project loan facility (the "Stendal Loan Facility") relating to our newly constructed 552,000 tonne NBSK pulp mill near Stendal, Germany (the "Stendal project"). In addition, our wholly-owned subsidiary that operates the Rosenthal mill ("Rosenthal") had previously entered into forward interest rate and interest cap contracts in connection with a portion of the indebtedness relating to the Rosenthal mill. In the three months ended June 30, 2004, the marked to market valuation of these interest rate contracts resulted in a net non-cash holding gain of approximately €15.8 million before minority interests, primarily as a result of an increase in long-term interest rates during the period. In the comparable period of 2003, we recorded a net loss of €18.1 million before minority interests on such interest rate contracts.

        Rosenthal had previously entered into two currency swaps to convert all of its long-term indebtedness under its project loan facility into U.S. dollars as well as a currency forward. Stendal had also entered into a currency swap to convert approximately one-half of its indebtedness under its project loan facility into U.S. dollars as well as a currency forward. In the three months ended June 30, 2004, we recorded a net non-cash holding gain of approximately €13.7 million before minority interests on the valuation of these currency derivatives as a result of a weakening of the U.S. dollar versus the Euro and changes in interest rates related to such currencies, versus a net non-cash holding gain of €13.3 million before minority interests on Rosenthal's then outstanding currency derivatives in the year ago period. Stendal did not have any currency derivatives outstanding during the prior period.

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        In the current quarter, minority interest, representing the two minority shareholders' proportionate interest in the Stendal project, was €(10.2) million, compared to €6.5 million in the comparative period of 2003.

        Our results for the current period include an adjustment of €0.4 million relating primarily to the valuation of certain assets at the paper operations made obsolete as a result of a change in the product mix.

        We reported net income for the three months ended June 30, 2004 of €16.2 million, or €0.94 per basic share and €0.57 per diluted share, versus net income of €0.9 million, or €0.05 per basic and diluted share, a year ago.

        As the Stendal project is currently under construction and because of its overall size relative to our other facilities, management uses consolidated operating results excluding items relating to the Stendal project to measure the performance and results of our operating units. Management believes this measure provides meaningful information for it and securityholders on the performance of our operating facilities for a reporting period. Upon commencement of commercial production, the Stendal project will be evaluated with our other operating units. For the three months ended June 30, 2004, we reported net income of €16.2 million or €0.57 per share on a diluted basis. If we had excluded items relating to the Stendal project by subtracting the gain on derivative financial instruments of €15.8 million on the Stendal interest rate swaps, €14.0 million on the currency swap and currency forward relating to the Stendal Loan Facility and other income of €0.3 million related to the Stendal mill from, and adding minority interest of €10.2 million and general and administrative expenses of €2.3 million relating to the Stendal mill to, the reported net income of €16.2 million, we would have reported a net loss of €1.4 million or €0.08 per share on a diluted basis. For the three months ended June 30, 2003, we reported net income of €0.9 million or €0.05 per share on a diluted basis. If we had excluded items relating to the Stendal project by adding the loss on derivative financial instruments of €17.6 million on the Stendal interest rate swaps and general and administrative expenses of €0.8 million related to the Stendal mill to, and subtracting minority interests of €6.5 million and other income of €0.3 million related to the Stendal mill from, the reported net loss of €0.9 million, we would have reported net income of €12.4 million or €0.74 per share on a diluted basis. This measure has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under generally accepted accounting principles in the United States ("GAAP").

4

        We generated "Operating EBITDA" of €5.7 million in the current period, compared to Operating EBITDA of €7.3 million in the comparative period of 2003. The decrease from the prior period results is primarily as a result of the inclusion of certain non-capitalized expenses of €2.3 million related to the Stendal mill in the current period. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense is not an actual cash cost, and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

        Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

        At June 30, 2004, our cash and cash equivalents were €42.2 million, compared to €52.0 million at the December 31, 2003. We also had €20.9 million of cash restricted to pay construction in progress costs payable and €19.1 million of cash restricted in a debt service account, both related to the Stendal project. In addition, we had €26.9 million of cash restricted in a debt service account relating to the Rosenthal mill's project loan facility. At June 30, 2004, we had a working capital deficit of €19.8 million, primarily because we pre-finance certain governmental grants which we expect to receive under a dedicated tranche of the Stendal Loan Facility but, under our accounting policies, do not record these grants until they are received, as well as Stendal construction in progress costs payable for which we had not drawn down under such facility. At June 30, 2004, we qualified for investment grants totaling approximately €100.6 million from the federal and state governments of Germany, of which we expect to receive €74.1 million in 2004 and the balance subsequently. The grants are not reported in our income and reduce the cost basis of the assets purchased when they are received. At June 30, 2004, we had Stendal construction in progress costs payable of €19.8 million which will be paid pursuant to the Stendal Loan Facility in the ordinary course.

5

Results of Operations — Six Months Ended June 30, 2004

        For the six months ended June 30, 2004, revenues increased to €104.8 million from €98.3 million in the prior period, primarily because of higher pulp sales. We generated a loss from operations of €2.5 million in the six months ended June 30, 2004, compared to income from operations of €2.6 million in the six months ended June 30, 2003, primarily as a result of the inclusion of certain non-capitalized expenses of approximately €5.4 million related to the Stendal mill in the current period. We reported a net loss of €2.7 million or €0.16 per diluted share, compared to a net loss of €10.0 million or €0.60 per diluted share for the six months ended June 30, 2003.

Stendal Project Status

        Construction of the Stendal pulp mill was completed substantially on its planned schedule and budget in the last week of July 2004. Such completion means that the construction and installation of equipment and works are essentially finished and operational testing, checks and approvals are occurring so that continuous production from the mill can commence. At the end of July 2004, the mill had all of its requisite permits in place to commence operations and had secured sufficient fiber supplies for the balance of 2004 and into the first quarter of 2005. At July 31, 2004, the mill had filled in excess of 71% of its overall staffing requirements. The balance of the hiring will occur in affiliated activities such as harvesting and transportation and will be completed through 2004 and 2005 as the mill ramps up operations.

        The Stendal mill is currently being supervised by the contractor using Stendal's personnel to operate the mill. Stendal commenced feeding wood chips to the digester at the end of July 2004 and commenced the initial production of pulp. The initial pulp produced was off-grade pulp which was primarily sold into the recycled fiber, corrugated board and similar markets. The mill is currently producing "start-up quality" pulp. The prices realized on the sale of off-grade and start-up quality pulp are lower than the selling price for on-grade NBSK pulp. Under our current start-up plan, we expect Stendal to commence ramping up pulp production and quality so that the Stendal mill will be producing a significant proportion of saleable kraft pulp by the end of the third quarter of 2004. Pursuant to our start up plan, we expect that the mill would be operating at approximately 80% of its design capacity by the end of 2004.

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        During the start-up period of the Stendal mill, the mill will undergo extensive testing and evaluation to determine whether mechanical completion has occurred and, following several months of start-up operations, whether certain performance requirements have been met, referred to as the "Acceptance Test". The Acceptance Test requires that the mill continuously produces pulp for a 72-hour period in compliance with specified operational, quality and environmental requirements. Following completion of such testing, if the requisite performance requirements are met, we are required to provide the contractor with an acceptance certificate. Once we deliver the acceptance certificate, we assume responsibility for the operation of the mill, subject to the contractor's warranty obligations.

        Under the current start-up plan, we expect that the contractor will shut down the mill for a two or three-week period in October 2004 for the completion of any adjustments, installations and the replacement of any equipment that may be required in order to fulfill its obligations under the construction contract. We also expect that, in the latter part of 2004, the Stendal mill will be shut down for a few days for fine tuning and cleaning so that the contractor may commence trials for the Acceptance Test.

        Our planned start up of the Stendal mill is subject to risks commonly associated with the start up of large greenfield industrial projects which could result in the Stendal mill experiencing operating difficulties or delays in the start-up period and the Stendal mill may not achieve our planned production, timing, quality or cost projections. These risks include, without limitation, equipment failures or damage, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship, defective equipment or installation, human error, industrial accidents, weather conditions, failure to comply with environmental and other permits, and complex integration of processes and equipment.

President's Comments

        Mr. Jimmy S.H. Lee, President and Chairman, stated, "Our results for the second quarter of 2004 reflect improving pulp demand and prices and the overall weakness of the U.S. dollar versus the Euro. In the quarter, pulp prices and demand steadily improved with list prices for NBSK pulp in Europe reaching approximately $645 per tonne by the end of the quarter. Such price improvements were, in part, offset by the weakness of the U.S. dollar versus the Euro during the quarter. Markets for our paper products remained generally weak."

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        He noted: "We are very excited about the completion of the Stendal pulp mill, substantially on time and budget. Our second quarter results included approximately €2.3 million of general and administrative costs relating to the Stendal mill that are not capitalized."

        Mr. Lee added: "The Stendal mill has been started up and it is now producing start-up quality pulp that is being sold. During the start up to date, we have experienced minor difficulties and delays associated with equipment, installation and integration of processes and systems but are generally pleased with the same. Our current expectation is that the Stendal pulp mill should achieve a steady state of saleable pulp production in the fourth quarter of 2004."

        Mr. Lee concluded: "The completion of the Stendal pulp mill and the current firmness shown in pulp markets leaves us well positioned for growth in the remainder of 2004 and into next year."

        In conjunction with this release, Mercer International will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Monday, August 9, 2004 at 10:00 AM (EDT). Listeners can access the conference call live and archived over the Internet through a link at the company's web site at http://www.mercerinternational.com or at http://www.firstcallevents.com/service/ajwz407725525gf12.html. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until August 16, 2004 at 11:59 P.M. (EDT). The replay number is (800) 642-1687, and the passcode is 8398183.

        Mercer International Inc. is a European pulp and paper manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerinternational.com.

        The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company's SEC reports.

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MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
As of June 30, 2004 and December 31, 2003
(Unaudited)
(Euros in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	€ 42,236	€ 51,993
Cash restricted	20,887	15,187
Receivables	32,386	32,285
Unrealized foreign exchange derivative gains	783	743
Inventories	41,904	23,909
Prepaid expenses	5,675	4,284

Total current assets	143,871	128,401
Long-Term Assets
Cash restricted	45,948	44,180
Property, plant and equipment	823,017	745,178
Investments	844	1,644
Equity method investments	4,378	2,309
Deferred note issuance costs	4,072	4,213
Unrealized foreign exchange derivative gains	13,826	—
Deferred income tax	10,000	9,980

Total assets	€1,045,956	€935,905

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€ 49,140	€ 37,414
Construction in progress costs payable	19,782	42,756
Note payable	1,002	1,377
Debt, construction in progress	78,700	80,000
Debt, current portion	15,009	15,801

Total current liabilities	163,633	177,348
Long-Term Liabilities
Debt, construction in progress	454,328	324,238
Debt, less current portion	244,533	255,901
Unrealized interest rate derivative losses	44,717	43,151
Unrealized foreign exchange derivative losses	4,665	—
Capital leases and other	4,664	2,412

Total liabilities	916,540	803,050
Minority Interest	—	—
SHAREHOLDERS' EQUITY
Shares of beneficial interest	79,736	78,139
Additional paid-in capital, stock options	14	223
Retained earnings	46,471	49,196
Accumulated other comprehensive income	3,195	5,297

Total shareholders' equity	129,416	132,855

Total liabilities and shareholders' equity	€1,045,956	€935,905

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
For the Six Months Ended June 30, 2004 and 2003
(Unaudited)
(Euros in thousands, except per share data)

	2004	2003
Revenues
Pulp and paper	€ 97,768	€ 91,274
Transportation	1,467	2,022
Other	5,531	5,018

	104,766	98,314

Cost of sales
Pulp and paper	90,664	86,472
Transportation	1,469	1,863

	92,133	88,335

Gross profit	12,633	9,979
General and administrative expenses	(14,434)	(8,730)
Flooding losses and expenses, less grant income	(669)	1,376

(Loss) income from operations	(2,470)	2,625

Other income (expense)
Interest expense	(5,354)	(4,651)
Investment income	1,464	639
Derivative financial instruments
Unrealized gain (loss), construction in progress financing	12,300	(27,944)
Unrealized and realized net (losses) gains, other	(5,272)	14,601
Other	(404)	11
Impairment of available-for-sale securities	—	(5,511)

Total other income (expense)	2,734	(22,855)

Income (loss) before income taxes and minority interest	264	(20,230)
Income tax benefit (expense)	(199)	(198)

Income (loss) before minority interest	65	(20,428)
Minority interest	(2,790)	10,379

Net loss	(2,725)	(10,049)
Retained earnings, beginning of period	49,196	52,789

Retained earnings, end of period	€ 46,471	€ 42,740

Loss per share
Basic	€ (0.16)	€ (0.60)

Diluted	€ (0.16)	€ (0.60)

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
For the Three Months Ended June 30, 2004 and 2003
(Unaudited)
(Euros in thousands, except per share data)

	2004	2003
Revenues
Pulp and paper	€ 48,535	€ 45,041
Transportation	732	980
Other	2,577	1,892

	51,844	47,913

Cost of sales
Pulp and paper	43,987	41,472
Transportation	743	797

	44,730	42,269

Gross profit	7,114	5,644
General and administrative expenses	(7,272)	(3,923)
Flooding losses and expenses, less grant income	(416)	(353)

(Loss) income from operations	(574)	1,368

Other income (expense)
Interest expense	(2,366)	(2,188)
Investment income	530	102
Derivative financial instruments
Unrealized gain (loss), construction in progress financing	29,855	(17,582)
Unrealized and realized net (losses) gains, other	(382)	12,805
Other	(404)	11

Total other income (expense)	27,233	(6,852)

Income (loss) before income taxes and minority interest	26,659	(5,484)
Income tax benefit (expense)	(219)	(186)

Income (loss) before minority interest	26,440	(5,670)
Minority interest	(10,199)	6,543

Net income	16,241	873
Retained earnings, beginning of period	30,230	41,867

Retained earnings, end of period	€ 46,471	€ 42,740

Income per share
Basic	€ 0.94	€ 0.05

Diluted	€ 0.57	€ 0.05

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.
BUSINESS SEGMENT INFORMATION
For the Six Months Ended June 30, 2004 and 2003
(Unaudited)
(Euros in thousands)

	Rosenthal Pulp	Paper	Active Production Segments	Stendal Pulp Construction in Progress	Corporate, Other and Eliminations	Consolidated Total
Six Months Ended June 30, 2004
Sales to external customers	€69,226	€28,542	€97,768	€ —	€ —	€ 97,768
Transportation and other	6,889	438	7,327	927	(1,256)	6,998
Intersegment net sales	1,179	—	1,179	—	(1,179)	—

	77,294	28,980	106,274	927	(2,435)	104,766
Operating costs	54,071	27,028	81,099	—	(1,243)	79,856
Depreciation and amortization	11,136	1,141	12,277	12	318	12,607
General and administrative	4,774	2,711	7,485	5,448	1,171	14,104
Flooding grants, less losses and expenses	—	669	669	—	—	669

	69,981	31,549	101,530	5,460	246	107,236

(Loss) income from operations	7,313	(2,569)	4,744	(4,533)	(2,681)	(2,470)
Interest expense	(4,392)	(284)	(4,676)	(168)	(510)	(5,354)
Unrealized net gain (loss) on derivative financial instruments	(5,272)	—	(5,272)	12,300	—	7,028
Investment income	1,614	(273)	1,341	(345)	64	1,060

(Loss) income before income taxes and minority interest	€ (737)	€(3,126)	€(3,863)	€ 7,254	€(3,127)	€ 264

Six Months Ended June 30, 2003
Sales to external customers	€62,414	€28,860	€91,274	€ —	€ —	€ 91,274
Transportation and other	6,256	560	6,816	—	224	7,040
Intersegment net sales	1,545	—	1,545	—	(1,545)	—

	70,215	29,420	99,635	—	(1,321)	98,314
Operating costs	53,756	24,358	78,114	—	(1,545)	76,569
Depreciation and amortization	10,777	989	11,766	93	22	11,881
General and administrative	3,977	2,770	6,747	746	1,122	8,615
Flooding grants, less losses and expenses	—	(1,376)	(1,376)	—	—	(1,376)

	68,510	26,741	95,251	839	(401)	95,689

(Loss) income from operations	1,705	2,679	4,384	(839)	(920)	2,625
Interest expense	(3,983)	(203)	(4,186)	(8)	(457)	(4,651)
Net gain (loss) on derivative financial instruments	14,601	—	14,601	(27,944)	—	(13,343)
Impairment of investments	(4,441)	(1,070)	(5,511)	—	—	(5,511)
Investment income	777	328	1,105	406	(861)	650

(Loss) income before income taxes and minority interest	€ 8,659	€ 1,734	€10,393	€(28,385)	€(2,238)	€(20,230)

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.
BUSINESS SEGMENT INFORMATION
For the Three Months Ended June 30, 2004 and 2003
(Unaudited)
(Euros in thousands)

	Rosenthal Pulp	Paper	Active Production Segments	Stendal Pulp Construction in Progress	Corporate, Other and Eliminations	Consolidated Total
Three Months Ended June 30, 2004
Sales to external customers	€35,286	€13,249	€48,535	€ —	€ —	€48,535
Transportation and other	3,892	137	4,029	536	(1,256)	3,309
Intersegment net sales	750	—	750	—	(750)	—

	39,928	13,386	53,314	536	(2,006)	51,844
Operating costs	26,349	13,050	39,399	—	(812)	38,587
Depreciation and amortization	5,554	589	6,143	12	159	6,314
General and administrative	2,665	1,472	4,137	2,316	648	7,101
Flooding grants, less losses and expenses	—	416	416	—	—	416

	34,568	15,527	50,095	2,328	(5)	52,418

(Loss) income from operations	5,360	(2,141)	3,219	(1,792)	(2,001)	(574)
Interest expense	(1,943)	(139)	(2,082)	(111)	(173)	(2,366)
Unrealized net gain (loss) on derivative financial instruments	(382)	—	(382)	29,855	—	29,473
Investment income	629	(278)	351	(124)	(101)	126

(Loss) income before income taxes and minority interest	€ 3,664	€(2,558)	€ 1,106	€27,828	€(2,275)	€26,659

Three Months Ended June 30, 2003
Sales to external customers	€31,029	€14,012	€45,041	€—	€—	€45,041
Transportation and other	2,446	150	2,596	—	276	2,872
Intersegment net sales	675	—	675	—	(675)	—

	34,150	14,162	48,312	—	(399)	47,913
Operating costs	23,787	13,300	37,087	—	(675)	36,412
Depreciation and amortization	5,393	464	5,857	93	22	5,972
General and administrative	1,905	1,161	3,066	668	75	3,809
Flooding grants, less losses and expenses	—	353	353	—	—	353

	31,085	15,278	46,363	761	(578)	46,546

(Loss) income from operations	3,065	(1,116)	1,949	(761)	179	1,367
Interest expense	(949)	(111)	(1,060)	(8)	(1,120)	(2,188)
Net gain (loss) on derivative financial instruments	12,805	—	12,805	(17,582)	—	(4,777)
Impairment of investments	(4,441)	(1,070)	(5,511)	—	5,511	—
Investment income	386	317	703	260	(850)	114

(Loss) income before income taxes and minority interest	€10,865	€(1,979)	€ 8,886	€(18,090)	€ 3,720	€(5,484)

Certain reclassifications were made to the prior period results to conform to the current period presentation.

MERCER INTERNATIONAL INC.
RECONCILIATION OF PRO FORMA RESULTS
For the Quarters Ended June 30, 2004 and 2003
(Euros in thousands, except per share data)

	For the Quarter Ended June 30, 2004	For the Quarter Ended June 30, 2003
	(unaudited)
Net income reported under GAAP	€ 16,241	€ 873
Adjustments for Stendal project:
Gain (loss) on interest rate swap contracts	(15,827)	17,582
Gain on currency derivatives	(14,028)	—
General and administrative expenses	2,328	761
Other income	(301)	(252)
Minority interest	10,199	(6,543)

Pro forma net (loss) income	€ (1,388)	€12,421

Pro forma (loss) income per share
Basic	€ (0.08)	€ 0.74

Diluted	€ (0.08)	€ 0.74

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
For the Quarters Ended June 30, 2004 and 2003
(Euros in thousands)

	For the Quarters Ended June 30,
	2004	2003
	(unaudited)
Net income	€ 16,241	€ 873
Minority interest	10,199	(6,543)
Income taxes	219	186
Interest expense	2,366	2,188
Investment income	(530)	(102)
Derivative financial instruments	(29,473)	4,777
Other	404	(11)

(Loss) income from operations	(574)	1,368
Add: Depreciation and amortization	6,314	5,972

Operating EBITDA(1)	€ 5,740	€ 7,340

(1)
Operating EBITDA does not reflect the impact of a number of items that affect the company's net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the company's results as reported under GAAP.

COMPANY SALES BY PRODUCT CLASS AND VOLUME
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003
	(Euros in thousands)
Sales by Product Class
Pulp(1)(2)	€ 69,226	€ 62,414	€35,286	€31,029
Specialty Papers	19,442	21,575	8,577	10,519
Printing Papers	9,100	7,285	4,672	3,493

Total(1)(2)	€ 97,768	€ 91,274	€48,535	€45,041

	(Amount in tonnes)
Sales by Volume
Pulp(1)(2)	156,334	148,179	74,841	69,700
Specialty Papers	19,625	21,675	8,587	10,359
Printing Papers	13,164	9,334	6,796	4,763

Total(1)(2)	189,123	179,188	90,224	85,002

(1)
Excluding intercompany sales of 2,549 tonnes and 3,611 tonnes of pulp and intercompany net sales revenues of approximately €1.2 million and €1.5 million in the six months ended June 30, 2004 and 2003, respectively.

(2)
Excluding intercompany sales of 1,540 tonnes and 1,482 tonnes of pulp and intercompany net sales revenues of approximately €0.8 million and €0.6 million in the three months ended June 30, 2004 and 2003, respectively.

NOTE: One tonne = 1.0160 of one ton.

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EXHIBIT 99.1